Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke
Director, Investor Relations
(281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
THIRD QUARTER 2007 RESULTS
Houston, Texas, October 25, 2007 — Diamond Offshore Drilling, Inc. (NYSE:DO) today reported net income for the third quarter of 2007 of $205.5 million, or $1.48 per share on a diluted basis, compared with net income of $164.5 million, or $1.19 per share on a diluted basis, in the same period a year earlier. Revenue for the third quarter of 2007 was $644.0 million, compared with revenue of $514.5 million for the third quarter of 2006.
For the nine months ended September 30, 2007, the Company reported net income of $681.6 million, or $4.93 per share on a diluted basis, compared with net income of $485.5 million, or $3.52 per share on a diluted basis for the same period in 2006. Revenue for the nine months ended September 30, 2007 was $1.9 billion, compared with revenue of $1.5 billion for the first nine months of 2006.
Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling.
As previously announced, Diamond Offshore will provide a simulcast and rebroadcast of its third-quarter 2007 earnings release conference call. The live broadcast of our quarterly conference call will be available online at www.diamondoffshore.com on October 25, 2007, beginning at 9:00 a.m. CDT. The online replay will follow immediately and continue for the remainder of the fourth calendar quarter after the original call. Please go to the web site at least 15 minutes before the broadcast to register, download and install any necessary audio software.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by the management of Diamond Offshore. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.diamondoffshore.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Contract drilling	$628,246	$498,453	$1,854,085	$1,431,496
Revenues related to reimbursable expenses	15,716	16,003	46,936	42,878

Total revenues	643,962	514,456	1,901,021	1,474,374

Operating expenses:
Contract drilling	282,100	224,883	719,833	599,271
Reimbursable expenses	13,584	13,982	40,226	37,083
Depreciation	57,565	49,757	171,605	148,858
General and administrative	13,105	9,959	37,245	29,786
(Gain) loss on disposition of assets	(363)	(272)	(5,418)	2,191

Total operating expenses	365,991	298,309	963,491	817,189

Operating income	277,971	216,147	937,530	657,185

Other income (expense):
Interest income	8,735	10,037	26,127	26,843
Interest expense	(2,334)	(6,128)	(16,959)	(18,678)
Gain (loss) on sale of marketable securities	1,763	149	1,755	(53)
Other, net	2,112	2,842	2,517	6,608

Income before income tax expense	288,247	223,047	950,970	671,905

Income tax expense	(82,724)	(58,597)	(269,370)	(186,413)

Net Income	$205,523	$164,450	$681,600	$485,492

Income per share:
Basic	$1.48	$1.27	$4.96	$3.76

Diluted	$1.48	$1.19	$4.93	$3.52

Weighted average shares outstanding:
Shares of common stock	138,683	129,172	137,484	129,110
Dilutive potential shares of common stock	307	9,617	1,432	9,664

Total weighted average shares outstanding	138,990	138,789	138,916	138,774

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2007	2006
REVENUES
High Specification Floaters	$258,679	$191,786
Intermediate Semisubmersibles	255,795	189,521
Jack-ups	113,772	117,146

Total Contract Drilling Revenue	$628,246	$498,453

Revenues Related to Reimbursable Expenses	$15,716	$16,003

CONTRACT DRILLING EXPENSE
High Specification Floaters	$93,812	$61,882
Intermediate Semisubmersibles	136,261	111,748
Jack-ups	47,392	41,143
Other	4,635	10,110

Total Contract Drilling Expense	$282,100	$224,883

Reimbursable Expenses	$13,584	$13,982

OPERATING INCOME
High Specification Floaters	$164,867	$129,904
Intermediate Semisubmersibles	119,534	77,773
Jack-ups	66,380	76,003
Other	(4,635)	(10,110)
Reimbursable expenses, net	2,132	2,021
Depreciation	(57,565)	(49,757)
General and administrative expense	(13,105)	(9,959)
Gain on disposition of assets	363	272

Total Operating Income	$277,971	$216,147

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$304,627	$524,698

Marketable securities	375,394	301,159

Accounts receivable	545,249	567,474
Rig spare parts and supplies	51,215	48,801
Prepaid expenses and other	77,119	39,415

Total current assets	1,353,604	1,481,547
Drilling and other property and equipment, net of accumulated depreciation	2,864,997	2,628,453
Other assets	26,261	22,839

Total assets	$4,244,862	$4,132,839

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$333,013	$333,509

Long-term debt	503,011	964,310

Deferred tax liability	409,136	448,227

Other liabilities	103,623	67,285

Stockholders’ equity:
Cumulative effect of FIN 48 adoption	(28,422)	—
Other stockholder’s equity	2,924,501	2,319,508

Total stockholders’ equity	2,896,079	2,319,508

Total liabilities and stockholders’ equity	$4,244,862	$4,132,839

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
AVERAGE DAYRATES AND UTILIZATION

	Third Quarter		Second Quarter		Third Quarter
	2007		2007		2006
	Dayrate	Utilization	Dayrate	Utilization	Dayrate	Utilization
			(Dayrate in thousands)

High Specification Floaters	$302	85%	$307	86%	$222	93%
Intermediate Semisubmersibles	$186	78%	$157	90%	$128	85%
Jack-ups	$112	81%	$109	88%	$110	88%